SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by Registrant:                        [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement     [ ]  Confidential, for Use of the Commission
                                         Only as permitted by Rule 14a-6(e)(2))0
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Materials Pursuant to SS. 240.14a-11(c) or SS. 240.14a-12

--------------------------------------------------------------------------------
                               NL INDUSTRIES, INC.
                (Name of Registrant as Specified in its Charter)
--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                               NL Industries, Inc.
                       16825 Northchase Drive, Suite 1200
                              Houston, Texas 77060



                                 March 28, 2002


Dear Shareholder:

        You are cordially invited to attend the 2002 Annual Meeting of Shareholders of NL Industries, Inc., which will be held on Wednesday, May 8, 2002, at 10:00 a.m. (C.D.T.) at the offices of Valhi, Inc. located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas. In addition to the matters to be acted upon at the meeting, which are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement, we will update you on the Company. I hope that you will be able to attend.

        Whether or not you plan to be at the meeting, please complete, date, sign and return the proxy card or voting instruction form enclosed with this Proxy Statement promptly or vote via the Internet or telephone following the instructions on the proxy card so that your shares are represented at the Meeting and voted in accordance with your wishes. Your vote, whether given by proxy or in person at the Meeting, will be held in confidence by the Inspector of Election for the meeting in accordance with NL's By-Laws.


                                          Sincerely,




                                          J. Landis Martin
                                          President and Chief Executive Officer

                               NL Industries, Inc.
                       16825 Northchase Drive, Suite 1200
                              Houston, Texas 77060

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             To Be Held May 8, 2002


To the Shareholders of NL Industries, Inc.:

        NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Shareholders (the "Annual Meeting") of NL Industries, Inc., a New Jersey corporation (the "Company" or "NL"), will be held on Wednesday, May 8, 2002, at 10:00 a.m. (C.D.T.) at the offices of Valhi, Inc. located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas, for the following purposes:

        1. To elect seven  directors  to serve until the 2003 Annual  Meeting of
           Shareholders   and  until  their  successors  are  duly  elected  and
           qualified; and

        2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The Board of Directors of the Company set the close of business on March 18, 2002, as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only holders of record of NL's common stock, $.125 par value per share, at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. The Company's stock transfer books will not be closed following the Record Date.

        You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, please complete, sign, date and mail the enclosed proxy card or voting instruction form promptly or vote via the Internet or telephone following the instructions on the proxy card so that your shares may be represented and voted at the Annual Meeting. You may revoke your proxy by following the procedures set forth in the accompanying Proxy Statement. If you choose, you may vote in person at the Annual Meeting even though you previously submitted your proxy.

                                             By order of the Board of Directors,



                                            David B. Garten
                                            Vice President, General Counsel and
                                            Secretary





Houston, Texas
March 28, 2002

                               NL Industries, Inc.
                       16825 Northchase Drive, Suite 1200
                              Houston, Texas 77060
                             ----------------------
                                 PROXY STATEMENT
                             -----------------------

                               GENERAL INFORMATION


        This Proxy Statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of NL Industries, Inc., a New Jersey corporation (the "Company" or "NL"), for use at the Company's 2002 Annual Meeting of Shareholders to be held at 10:00 a.m. (C.D.T.) on Wednesday, May 8, 2002, at the offices of Valhi, Inc. located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card or voting instruction form were first mailed to the holders of the Company's common stock, $.125 par value per share ("Common Stock"), on or about April 8, 2002.


                            PURPOSE OF ANNUAL MEETING

        At the Annual Meeting, shareholders of the Company will consider and vote upon (i) the election of seven directors to serve until the Company's 2003 Annual Meeting of Shareholders and until their successors are duly elected and qualified, and (ii) such other business as may properly come before the Annual Meeting. The Company is not aware of any other business expected to come before the Annual Meeting.


                  QUORUM AND VOTING RIGHTS; PROXY SOLICITATION

        The presence in person or by proxy of the holders of a majority of the votes represented by the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the conduct of business at the Annual Meeting. Director nominees will be elected by a plurality of the votes cast. Except as may be provided in the Company's Amended and Restated Certificate of Incorporation (the "Certificate"), any other matter that may be submitted to a shareholder vote will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Shares of Common Stock that are voted to abstain from business coming before the Annual Meeting and broker/nominee non-votes will be counted as being in attendance at the Annual Meeting for purposes of determining whether a quorum is present, but will not be counted as votes for or against any matter coming before the Annual Meeting. The accompanying proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board. Because director nominees must receive a plurality of the votes cast at the Annual Meeting, a vote withheld from a particular nominee will not affect the election of that nominee.

        The record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on March 18, 2002 (the "Record Date"). As of the Record Date, there were issued and outstanding 48,820,984 shares of Common Stock, each of which entitles the holder to one vote on all matters that come before the Annual Meeting. Valhi, Inc. ("Valhi") and Tremont Corporation ("Tremont") held approximately 62% and 21%, respectively, of the outstanding shares of the Common Stock as of the Record Date and have indicated their intention to have their shares represented at the Annual Meeting. Valhi is a diversified company engaged in the titanium dioxide pigments (through its ownership of NL stock), component products (ergonomic computer support systems, precision ball bearing slides and security products), titanium metals products, and waste management industries. Tremont is a holding company engaged in the titanium metals and titanium dioxide pigments industries (through its ownership of NL stock). Both Valhi and Tremont are affiliates of Contran Corporation ("Contran"). See "Security Ownership" and "Election of Directors." If the shares of Common Stock held by Valhi and Tremont together or the shares of Common Stock held by Valhi alone are represented at the Annual Meeting, a quorum will be present.

        All shares of Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares will be voted (i) "FOR" the election of each of the seven nominees for director, and (ii) to the extent allowed by federal securities laws, in the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting. Any holder of Common Stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by (i) filing with the Company's Secretary written revocation of his or her proxy, (ii) giving a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting. Attendance by a shareholder at the Annual Meeting will not in and of itself revoke his or her proxy.

        This proxy solicitation is made by and on behalf of the Board. Solicitation of proxies for use at the Annual Meeting may be made by mail, telephone or in person, by directors, officers and employees of the Company. Such persons will receive no additional compensation for any solicitation activities. The Company will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such entities, and the Company will, upon the request of such record holders, reimburse reasonable forwarding expenses. The costs of preparing, printing, assembling and mailing the Proxy Statement, proxy card or voting instruction form and all materials used in the solicitation of proxies from shareholders of the Company, and all clerical and other expenses of such solicitation, will be borne by the Company.

        EquiServe Trust Company, N.A. ("EquiServe"), the transfer agent and registrar for the Common Stock, has been appointed by the Board to serve as inspector of election (the "Inspector of Election") to determine the number of shares of Common Stock represented and voted at the Annual Meeting. All proxies and ballots delivered to EquiServe shall be kept confidential by EquiServe in accordance with the terms of the Company's By-Laws.

        THE AGENTS DESIGNATED IN THE ENCLOSED PROXY CARD WILL VOTE "FOR" THE ELECTION OF ALL SEVEN NOMINEES FOR DIRECTOR IDENTIFIED BELOW UNLESS AUTHORITY IS WITHHELD BY THE SHAREHOLDER GRANTING THE PROXY. IF ANY NOMINEE BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY THE BOARD, UNLESS THE SHAREHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS. VALHI AND TREMONT, WHICH HOLD APPROXIMATELY 62% AND 21%, RESPECTIVELY, OF THE OUTSTANDING COMMON STOCK, HAVE INFORMED THE COMPANY THAT THEY WILL VOTE THEIR SHARES IN FAVOR OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT. VALHI'S AND TREMONT'S VOTES TOGETHER, OR VALHI'S VOTES ALONE, ARE SUFFICIENT TO ELECT ALL SEVEN NOMINEES.


                              ELECTION OF DIRECTORS

        The Certificate provides for a Board consisting of not less than seven and not more than seventeen persons, as such number is determined from time to time by a majority of the entire Board. The Board has determined that it shall consist of seven members.

        At the Annual Meeting, holders of Common Stock will be asked to elect seven nominees to the Board, each to serve for a one-year term ending at the 2003 Annual Meeting of Shareholders and until his or her successor shall have been elected and qualified or until his or her earlier resignation, removal or death. All of the nominees have agreed to serve if elected.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES IDENTIFIED BELOW.

Nominees for Director

        The information provided below has been provided by the respective nominees for election as directors for a term expiring at the 2003 Annual Meeting of Shareholders of the Company. Each of the following nominees for election except Mr. Poston is currently a director of the Company whose term expires at the Annual Meeting.

        ANN MANIX, age 49, has been a director of NL since June 2001. Since prior to 1997, Ms. Manix has been a managing partner of Ducker Research Corporation, a privately held industrial research firm. Ms. Manix is a director of CompX International, Inc., a manufacturer of ergonomic computer support systems, precision ball bearing slides, and security products that is a subsidiary of Valhi ("CompX"). She is a member of NL's Audit Committee.

        J. LANDIS MARTIN, age 56, has been President and Chief Executive Officer of NL since 1987, and a director of NL since 1986. He has served as Chairman of the Board, President and Chief Executive Officer of Tremont since prior to 1997. Mr. Martin also has served as Chairman of the Board and Chief Executive Officer of Titanium Metals Corporation, an integrated producer of titanium metals products that is 39% owned by Tremont ("TIMET"), since prior to 1997. Mr. Martin is a director of Halliburton Company, Apartment Investment and Management
Corporation, Crown Castle International Corporation, and Special Metals Corporation.

        GEORGE E. POSTON, age 65, has been President of Poston Real Estate Co., a privately-held commercial real estate investment company, and President of Poston Capital Co., a privately-held investment company, since 1970.

        GLENN R. SIMMONS, age 74, has been a director of NL since 1986. Mr. Simmons is Chairman of the Board of Keystone Consolidated Industries, Inc. ("Keystone"), a steel fabricated wire products, industrial wire and carbon steel rod company that is affiliated with Contran, and CompX. Since prior to 1997, Mr. Simmons has been Vice Chairman of the Board of Valhi and Contran, a diversified holding company which directly and through related entities holds approximately 94% of the outstanding common stock of Valhi. Mr. Simmons is also a director of Tremont and TIMET. Mr. Simmons has been an executive officer and/or director of various companies related to Valhi and Contran since 1969. He serves as Chairman of NL's Nominations Committee. He is a brother of Harold C. Simmons.

        HAROLD C. SIMMONS, age 70, has been a director of NL since 1986 and Chairman of the Board of NL since 1987. He has been Chairman of the Board and Chief Executive Officer of Valhi and Contran since prior to 1997 and was President of Valhi and Contran from prior to 1997 to 1998. Mr. Simmons is also a director of Tremont. Mr. Simmons has been an executive officer and/or director of various companies related to Valhi and Contran since 1961. He is a brother of Glenn R. Simmons.

        GENERAL THOMAS P. STAFFORD (retired), age 71, served as a director of NL from 1984 to 1986 and was re-appointed in February 2000. General Stafford was a co-founder of and has been affiliated with Stafford, Burke and Hecker, Inc., a Washington-based consulting firm, since 1982. He was selected as an astronaut in 1962, piloted Gemini VI in 1965 and commanded Gemini IX in 1966. In 1969, General Stafford was named Chief of the Astronaut Office and was the Apollo X commander for the first lunar module flight to the moon. He commanded the Apollo-Soyuz joint mission with the Soviet cosmonauts in 1975. After his retirement from the United States Air Force in 1979 as Lieutenant General, he became Chairman of Gibraltar Exploration Limited, an oil and gas exploration and production company, and served in that position until 1984, when he joined General Technical Services, Inc., a consulting firm. In addition to serving as a director of NL, General Stafford is a director of TIMET, Tremont, and The Wackenhut Corp. General Stafford is a member of NL's Audit Committee, Nominations Committee, and Management Development and Compensation Committee.

        STEVEN L. WATSON, age 51, has been a director of NL since November 2000. Mr. Watson has been president and a director of Valhi and Contran since 1998. Mr. Watson is also a director of CompX, Keystone, TIMET and Tremont. From prior to 1997 to 1998, Mr. Watson served as Vice President and Secretary of Valhi and Contran. Mr. Watson has served as an executive officer and/or director of various companies related to Valhi and Contran since 1980.

        See also "Certain Relationships and Transactions."


                             MEETINGS AND COMMITTEES

        The Board held five meetings and took action by unanimous written consent in lieu of a meeting on five occasions in 2001. Each of the directors participated in more than 75% of the total number of meetings of the Board and committees on which he or she served that were held during his or her period of service in 2001.

        The Board has established three standing committees: an Audit Committee, a Management Development and Compensation Committee and a Nominations Committee, all of which are composed entirely of individuals who are not employees of the Company.

        Audit Committee. The principal responsibilities of the Audit Committee are to serve as an independent and objective party to review the Company's auditing, accounting, and financial reporting processes. The Company's Board of Directors has adopted a written charter for the Audit Committee. Each of the members of the Audit Committee is independent within the meaning of the New York Stock Exchange listing standards. The Audit Committee held five meetings in 2001. The current members of the Audit Committee are Mr. Kenneth R. Peak (Chairman), Ms. Manix and General Stafford. See "Independent Auditor Matters - Audit Committee Report."

        Management Development and Compensation Committee. The principal responsibilities of the Management Development and Compensation Committee are to review and make recommendations regarding executive compensation policies, periodically to review and approve or make recommendations with respect to matters involving executive compensation, to take action or to review and make recommendations to the Board regarding employee benefit plans or programs, and to serve as a counseling committee to the Chief Executive Officer regarding matters of key personnel selection, organization strategies, and such other matters as the Board may from time to time direct. The Management Development and Compensation Committee also is responsible for reviewing and approving stock option and other stock-based compensation awards under the Company's incentive plan and for reviewing and approving the Company's target and performance levels under the Variable Compensation Plan. The Management Development and Compensation Committee held one meeting and took action by written consent in lieu of a meeting on three occasions in 2001. Its current members are Mr. Peak (Chairman) and General Stafford.

        Nominations Committee. The principal responsibilities of the Nominations Committee are to review and make recommendations to the Board regarding such matters as the size and composition of the Board and criteria for director nominations, director candidates, the term of office of directors, and such other related matters as the Board may request from time to time. The Nominations Committee held one meeting in 2001. The current members of the Nominations Committee are Mr. Glenn Simmons (Chairman), General Stafford, and Mr. Peak. The Nominations Committee made its recommendations to the Board of Directors with respect to the election of directors at the Annual Meeting. The Nominations Committee will consider recommendations by shareholders of the Company with respect to nominees for election as director if such recommendations are submitted in writing to the Secretary of the Company and received not later than December 31 of the year prior to the next annual meeting of shareholders, and are accompanied by a full statement of qualifications and confirmation of the recommended nominees' willingness to serve.

        The Board has previously established, and from time to time may establish, other committees to assist it in discharging its responsibilities.


                        EXECUTIVE OFFICERS OF THE COMPANY

        Set forth below is certain information regarding the Company's executive officers. Biographical information with respect to Messrs. Simmons and Martin is set forth above under "Election of Directors."

      Name                   Age                     Position(s)
----------------------------------------------------------------

Harold C. Simmons            70             Chairman of the Board

J. Landis Martin             56             President and Chief Executive Officer

Dr. Lawrence A. Wigdor       60             Executive Vice President; President and Chief
                                            Executive Officer of Kronos, Inc.

David B. Garten              50             Vice President, General Counsel and Secretary

Robert D. Hardy              41             Vice   President, Chief Financial Officer,
                                            Controller, Treasurer and Assistant Secretary


        David B. Garten has been Vice President, General Counsel and Secretary of the Company since prior to 1997.

        Robert D. Hardy has been Chief Financial Officer and Treasurer of the Company since January 2002, Vice President and Controller of the Company since 1999, Assistant Treasurer since prior to 1997, and Assistant Secretary since 1998. From prior to 1997 to 1998, Mr. Hardy served as the Company's Director of Taxes, and from 1998 to 1999 served as Vice President-Tax.

        Dr. Lawrence A. Wigdor has been Executive Vice President of the Company since prior to 1997 and has been President and Chief Executive Officer of Kronos, Inc. ("Kronos"), a wholly owned subsidiary of NL involved in the titanium dioxide pigments business, since prior to 1997 and was President and Chief Executive Officer of Rheox, Inc. ("Rheox"), a wholly owned subsidiary of NL involved in the specialty chemicals business, since prior to 1997 until it was sold in 1998. From 1992 until 2002, Dr. Wigdor served as a director of NL.


                               SECURITY OWNERSHIP

        Ownership of NL Common Stock. The following table and accompanying notes set forth as of the Record Date the beneficial ownership, as defined by the regulations of the Securities and Exchange Commission (the "Commission"), of Common Stock held by (a) each person or group of persons known by NL to beneficially own more than 5% of the outstanding shares of Common Stock, (b) each director or nominee for director of NL, (c) each person listed in the Summary Compensation Table below, and (d) all current executive officers and directors of NL as a group. See note (3) below for information concerning individuals and entities that may be deemed to indirectly beneficially own those shares of Common Stock held by Valhi and Tremont, as reported in the table below. No securities of NL's subsidiaries are beneficially owned by any director, nominee for director, or officer of NL. Information concerning ownership of equity securities of NL's parent companies is contained in note (3) below and the table under the caption "Ownership of Valhi and Tremont Common Stock" below. All information is taken from or based upon ownership filings made by such persons with the Commission or information provided by such persons to NL.


                                                                    NL Common Stock
                                                        -----------------------------------------
          Name of                                         Amount and Nature of        Percent of
      Beneficial Owner                                  Beneficial Ownership (1)       Class (2)
      ----------------                                  ------------------------       ---------

Valhi, Inc.                                                   30,135,390  (3)             61.7%
   Three Lincoln Centre
   5430 LBJ Freeway, Suite 1700
   Dallas, TX  75240
Tremont Corporation                                           10,215,541  (3)             20.9%
   1999 Broadway, Suite 4300
   Denver, CO  80202
Ann Manix                                                          1,000                   --
J. Landis Martin                                                 340,900  (4)              --
Kenneth R. Peak                                                   11,825  (5)              --
George E. Poston                                                     -0-                   --
Glenn R. Simmons                                                  10,000  (3)(6)           --
Harold C. Simmons                                                 81,475  (3)(7)           --
General Thomas P. Stafford (retired)                               6,000  (8)              --
Steven L. Watson                                                   7,000  (3)(9)           --
Dr. Lawrence A. Wigdor                                           263,900  (10)             --
Susan E. Alderton                                                 54,294  (11)             --
David B. Garten                                                  160,335  (12)             --
Robert D. Hardy                                                   89,344  (13)             --
All current directors and executive officers
    of the Company as a group (10 persons)                       971,779   (3)(4)(5)(6)   2.0%
                                                                           (7)(8)(9)(10)
                                                                           (11)(12)(13)

------------

(1)     All beneficial ownership is sole and direct unless otherwise noted.

(2)     No percent of class is shown for holdings of less than 1%.

(3) Valhi, Inc. ("Valhi") and Tremont Corporation ("Tremont") are the direct holders of approximately 61.7% and 20.9%, respectively, of the outstanding common stock of NL. Tremont Group, Inc. ("TGI"), Valhi and Tremont Holdings, LLC ("TRE Holdings") are the direct holders of approximately 80.0%, 0.1% and 0.1%, respectively, of the outstanding common stock of Tremont. Valhi and TRE Holdings are the direct holders of 80.0% and 20.0%, respectively, of the outstanding common stock of TGI. NL is the sole member of TRE Holdings. Valhi Group, Inc. ("VGI"), National City Lines, Inc. ("National") and Contran Corporation ("Contran") are the direct holders of approximately 81.7%, 9.5% and 2.1%, respectively, of the outstanding common stock of Valhi. National, NOA, Inc. ("NOA") and Dixie Holding Company ("Dixie Holding") are the direct holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Contran and NOA are the direct holders of approximately 85.7% and 14.3%, respectively, of the outstanding  common stock of National.  Contran and Southwest  Louisiana

        Land Company, Inc. ("Southwest") are the direct holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA. Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the direct holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of 100% of the outstanding common stock of Dixie Rice and approximately 88.9% of the outstanding common stock of Southwest.

        Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons (the "Trusts"), of which Mr. Simmons is the sole trustee. As sole trustee of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by the Trusts.

        Harold C. Simmons is the chairman of the board and chief executive officer of TGI, Valhi, VGI, National, NOA, Dixie Holding, Dixie Rice, Southwest and Contran, chairman of the board of NL and a director of Tremont.

        The Harold Simmons Foundation, Inc. (the "Foundation") directly holds approximately 0.5% of the outstanding shares of Valhi Common Stock. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is the chairman of the board and chief executive officer of the Foundation and may be deemed to control the Foundation.

        The Contran Deferred Compensation Trust No. 2 (the "CDCT No. 2") directly holds approximately 0.4% of the Valhi common stock. U.S. Bank National Association serves as the trustee of the CDCT No. 2. Contran established the CDCT No. 2 as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owed to Harold C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran is obligated to satisfy the balance of such obligations as they come due. Pursuant to the terms of the CDCT No. 2, Contran (i) retains the power to vote the shares of Valhi common stock held directly by the CDCT No. 2, (ii) retains dispositive power over such shares and (iii) may be deemed the indirect beneficial owner of such shares.

        The Combined Master Retirement Trust (the "CMRT") directly holds approximately 0.1% of the outstanding shares of Valhi common stock. Valhi established the CMRT to permit the collective investment by master trusts that maintain the assets of certain employee benefit plans Valhi and related companies adopt. Harold C. Simmons is the sole trustee of the CMRT and a member of the trust investment committee for the CMRT. Valhi's board of directors selects the trustee and members of the trust investment committee for the CMRT. Harold C. Simmons, Glenn R. Simmons and Steven L. Watson are participants in one or more of the employee benefit plans that invest through the CMRT. Each of such persons disclaims beneficial ownership of the shares of Valhi common stock held by the CMRT, except to the extent of his individual vested beneficial interest in the assets held by the CMRT.

        By virtue of the holding of the offices, the stock ownership and his service as trustee, all as described above, (a) Mr. Harold C. Simmons may be deemed to control such entities and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of shares directly held by certain of such other entities. However, Mr. Simmons disclaims such beneficial ownership of the shares beneficially owned, directly or indirectly, by any of such entities, except to the extent of his vested beneficial interest in shares held by the CMRT and his interest as a beneficiary of the CDCT No. 2.

        Harold C. Simmons' spouse is the direct beneficial owner of 77,000 shares of Valhi common stock and 69,475 shares of NL common stock. Mr. Simmons may be deemed to share indirect beneficial ownership of such shares. Mr. Simmons disclaims all such beneficial ownership.

        Valmont Insurance Company ("Valmont") and a subsidiary of NL directly hold 1,000,000 shares and 1,186,200 shares of Valhi common stock, respectively. Valhi is the holder of 100% of the outstanding common stock of Valmont and may be deemed to control Valmont. The Company understands that, pursuant to Delaware law, Valhi treats the shares of Valhi common stock that the subsidiary of NL and Valmont hold directly as treasury stock for voting purposes. For purposes of the percentage calculations herein, such shares are not deemed outstanding.

        The business address of VGI, National, TGI, NOA, Dixie Holding, the CMRT, the Foundation and Contran is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana 70542. The business address of Southwest is 402 Canal Street, Houma, Louisiana 70360. The business address of TRE Holdings is 16825 Northchase Dr., Suite 1200, Houston, TX 77060.

(4) The shares of Common Stock shown as beneficially owned include 330,400 shares of Common Stock which J. Landis Martin has the right to acquire by exercise of options within 60 days of the Record Date under the Company's 1989 and 1998 Long-Term Incentive Plans (the "1989 Incentive Plan" and "1998 Incentive Plan," respectively, and collectively the "Incentive Plans").

(5) The shares of Common Stock shown as beneficially owned include (i) 8,000 shares of Common Stock which Kenneth R. Peak has the right to acquire by exercise of options within 60 days of the Record Date pursuant to the NL Industries, Inc. 1992 Non-Employee Director Stock Option Plan (the "Director Plan") and the 1998 Incentive Plan, and (ii) 21 shares of Common Stock held by Mr. Peak's wife with respect to which Mr. Peak disclaims beneficial ownership.

(6) The shares of Common Stock shown as beneficially owned include 8,000 shares which Glenn R. Simmons has the right to acquire by exercise of options within 60 days of the Record Date under the 1998 Incentive Plan.

(7) The shares of Common Stock shown as beneficially owned by Harold C. Simmons include 69,475 shares held by Harold C. Simmons' wife with respect to which beneficial ownership is disclaimed by Mr. Simmons and 8,000 shares which Mr. Simmons has the right to acquire by exercise of options within 60 days of the Record Date under the 1998 Incentive Plan.

(8) The shares of Common Stock shown as beneficially owned include 4,000 shares which General Thomas P. Stafford has the right to acquire by exercise of options within 60 days of the Record Date under the 1998 Incentive Plan.

(9) The shares of Common Stock shown as beneficially owned include 2,000 shares of Common Stock which Mr. Watson has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plans.

(10) The shares of Common Stock shown as beneficially owned include 256,400 shares of Common Stock which Dr. Lawrence A. Wigdor has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plans.

(11) The shares of Common Stock shown as beneficially owned include 13,137 shares credited to Ms. Alderton's account under the Savings Plan.

(12) The shares of Common Stock shown as beneficially owned include (i) 138,000 shares of Common Stock which David B. Garten has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plans, and (ii) 22,335 shares held by Mr. Garten and his wife as joint tenants.

(13) The shares of Common Stock shown as beneficially owned include (i) 73,000 shares of Common Stock which Robert D. Hardy has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plans, and (ii) 16,344 shares held by Mr. Hardy and his wife as joint tenants.

        Ownership of Valhi and Tremont Common Stock. The following table and accompanying notes set forth as of the Record Date (i) the beneficial ownership, as defined above, of Valhi Common Stock held by (a) each director or nominee for director of NL, (b) each person listed in the Summary Compensation Table below, and (c) all current executive officers and directors of NL as a group, and (ii) the beneficial ownership, as defined above, of Tremont Common Stock held by (a) each director or nominee for director of NL, (b) each person listed in the Summary Compensation Table below, and (c) all current executive officers and directors of NL as a group. See note (3) to the table following the caption "Ownership of NL Common Stock" above, for information concerning individuals and entities who may be deemed to indirectly beneficially own those shares of Common Stock directly beneficially held by Tremont and Valhi. Except as described in note (3) above and the table below and the accompanying notes, no equity securities of NL's parent companies are beneficially owned by any director, nominee for director or executive officer of NL. All information is taken from or based upon ownership filings made by such persons with the Commission or information provided by such persons to NL.

                                          Tremont Common Stock             Valhi Common Stock
                                          --------------------             ------------------

                                       Amount and Nature   Percent    Amount and Nature    Percent
                                         of Beneficial        of        of Beneficial         of
Name of Beneficial Owner                 Ownership(1)      Class(2)      Ownership(1)      Class(2)
------------------------               -----------------   --------   -----------------    --------

Ann Manix                                 -0-                 --           -0-                --
J. Landis Martin                       20,788                 --           -0-                --
Kenneth R. Peak                           -0-                 --           -0-                --
George E. Poston                          -0-                 --           -0-                --
Glenn R. Simmons                           19  (3)(6)         --       203,183  (3)(5)(6)     --
Harold C. Simmons                         -0-  (3)            --        80,383  (3)(7)        --
General Thomas P. Stafford (retired)    4,000  (4)            --           -0-                --
Steven L. Watson                        4,474  (3)            --       188,635  (3)(5)        --
Dr. Lawrence A. Wigdor                    -0-                 --           -0-                --
Susan E. Alderton                         727  (8)            --           -0-                --
David B. Garten                           500                 --           -0-                --
Robert D. Hardy                           318                 --           -0-                --
                                                              --                              --
All current directors and executive
  officers of the Company as a
  group (10 persons)                   30,099  (3)(4)(5)(6)   --       472,201  (3)(5)(6)(7)  --

------------

(1)     All beneficial ownership is sole and direct unless otherwise noted.

(2) No percent of class is shown for holdings of less than 1%. For purposes of calculating the percent of class owned, 1,186,200 shares of Valhi
        Common Stock held by a subsidiary of NL and 1,000,000 shares of Valhi Common Stock held by Valmont are excluded from the amount of Valhi Common Stock outstanding. The Company understands that, pursuant to Delaware law, Valhi treats these excluded shares as treasury stock for voting purposes.

(3) Excludes certain shares that may be deemed to be indirectly beneficially owned by such individual as to which he disclaims beneficial ownership. See note (3) to the table following "Ownership of NL Common Stock" above.

(4)     The shares of Tremont Common Stock shown as beneficially owned by Thomas
        P. Stafford include 4,000 shares which General Stafford has the right to acquire by exercise of options within 60 days of the Record Date.

(5) Includes shares that such person or group could acquire upon the exercise of stock options within 60 days of the Record Date. During such 60-day period, options for 200,000 shares of Valhi Common Stock are exercisable by Glenn R. Simmons, and options for 170,000 shares of Valhi Common Stock are exercisable by Steven L. Watson, all of which shares are included in the amount outstanding for purposes of calculating the percent of class owned by such persons. Also includes 3,035 shares held in Mr. Watson's individual retirement account.

(6) Includes 2,383 shares of Valhi Common Stock and 19 shares of Tremont Common Stock held in Glenn R. Simmons' individual retirement account. The Valhi shares also include 800 shares held in a retirement account for Mr. Simmons' wife, with respect to all of which beneficial ownership is disclaimed by Mr. Simmons.

(7) Includes 77,000 shares of Valhi Common Stock held by Harold C. Simmons' wife, with respect to which beneficial ownership is disclaimed by Mr. Simmons.

(8)     The shares of Tremont Common Stock shown as beneficially  owned by Susan
        E. Alderton include 11 shares held by the trustee for the benefit of Ms. Alderton under the Savings Plan.

        The Company understands that Valhi, Tremont and related entities may consider acquiring or disposing of shares of Common Stock through open-market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of the Common Stock in the market, an assessment of the business of and prospects for the Company, financial and stock market conditions and other factors deemed relevant by such entities. The Company does not presently intend, and understands that neither Valhi nor Tremont presently intends, to engage in any transaction or series of transactions that would result in the Common Stock becoming eligible for termination of registration under the Securities Exchange Act of 1934, as amended, or ceasing to be traded on a national securities exchange.

        The Company further understands that approximately 30 million shares of Common Stock held by Valhi (61.4% of the shares of Common Stock outstanding) are pledged to secure bank borrowings by Valhi. Foreclosure by the lender on this pledge in the event of Valhi's default on the loan, which Valhi has advised the Company is unlikely, may at a subsequent date result in a change in control of the Company.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors, and persons who own beneficially more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission, the New York Stock Exchange, the Pacific Exchange and the Company. Based solely on a review of copies of the Section 16(a) reports furnished to the Company and written representations by certain reporting persons, the Company believes that all of the Company's executive officers, directors and greater than 10% beneficial owners filed on a timely basis all reports required during and with respect to the fiscal year ended December 31, 2001.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                              AND OTHER INFORMATION

Compensation of Directors

        During 2001, fees were paid to each director who was not an employee of the Company or a subsidiary of the Company. Fees consisted of an annual retainer of $15,000, payable in quarterly installments and 1,000 shares of Common Stock granted pursuant to the 1998 Incentive Plan, plus an attendance fee of $1,000 for each meeting of the Board or a committee at which the director was present. Such directors also received a fee of $1,000 per day for each day spent on NL business at the request of the Board or the Chairman of the Board, other than the day of Board or committee meetings. Directors are reimbursed for reasonable expenses incurred in attending Board of Directors and committee meetings. If any director who is not an officer or employee of NL or any subsidiary or affiliate of NL dies while in active service, his or her designated beneficiary or estate will be entitled to receive a life insurance benefit equal to the annual retainer then in effect. Nominees for election as Director who received fees for serving on the Board of Directors in 2001 are Ms. Manix, Messrs. G. Simmons, H. Simmons, and Watson, and General Stafford. See "Certain Relationships and Transactions." In addition, General Stafford receives an annual payment of $15,000 as a result of his service on the Board in the period prior to 1987.

        In 2001, Messrs. Peak, G. Simmons, H. Simmons, and Watson, and General Stafford each were granted an option pursuant to the 1998 Incentive Plan to purchase 2,000 shares of Common Stock at an exercise price of $20.513 per share, representing the average of the high and low sales prices of Common Stock on the New York Stock Exchange Composite Tape on the date of the grant. These options become exercisable one year after the date of grant and expire on the fifth anniversary following the date of the grant.

Summary of Cash and Certain Other Compensation of Executive Officers

        The Summary Compensation Table set forth below provides certain summary information concerning annual and long-term compensation awarded to, earned by, or paid to or on behalf of the Company's Chief Executive Officer and each of its other four most highly compensated executive officers for services rendered during the years ended December 31, 2001, 2000 and 1999.

                                     SUMMARY COMPENSATION TABLE

                                                                    Long-Term
                             Annual Compensation (1)            Compensation (1)
                             -----------------------            ----------------
                                                                     Awards
                                                                     ------

                                                   Other     Restricted Securities
      Name and                                    Annual       Stock    Underlying    All Other
 Principal Position   Year   Salary  Bonus(2)  Compensation   Awards     Options    Compensation
 ------------------   ----   ------  --------- ------------  --------   ----------  ------------
                              ($)       ($)       (3)($)       ($)         (#)        (5)($)

J. Landis Martin      2001  600,000   600,000     67,806        -0-       100,000     152,040
President and Chief   2000  600,000   900,000     13,420        -0-       100,000      96,840
Executive Officer (4) 1999  500,000   500,000     17,281        -0-        99,000     125,320


Dr. Lawrence A.       2001  750,000  1,350,000     2,729        -0-       100,000     351,658
Wigdor                2000  750,000  2,625,000     6,815        -0-       100,000     132,038
Executive Vice        1999  650,000    650,000     8,833        -0-        99,000     171,073
President


Susan E. Alderton     2001  350,000   550,000       -0-         -0-       50,000       79,482
Vice President,       2000  295,833   443,700       -0-         -0-       45,000       48,579
Chief Financial       1999  225,000   225,000       -0-         -0-       45,000       52,944
Officer and
Treasurer (Former)(6)


David B. Garten       2001  425,000   525,000       -0-         -0-       50,000        93,309
Vice President,       2000  325,000   987,500       -0-         -0-       45,000       100,252
General Counsel and   1999  325,000   325,000       -0-         -0-       45,000        69,427
Secretary


Robert D. Hardy       2001  300,000   550,000       -0-         -0-       50,000       93,868
Vice President,       2000  275,000   662,500       -0-         -0-       30,000       38,061
Chief Financial       1999  200,000   147,500       -0-         -0-       30,000       34,531
Officer, Controller,
and Treasurer


(1) No payouts under any long-term incentive plans (as defined by applicable federal securities regulations) were made during 2001, 2000 or 1999. Therefore the column for such compensation otherwise required by applicable federal securities regulations has been omitted.

(2)   Amounts  paid  with  respect  to  each  year   pursuant  to  the  Variable
      Compensation Plan and, for 2000 and 2001, special discretionary bonuses. See "Compensation Committee's Report on Executive Compensation" below.

(3) Includes the amount which exceeds 120% of the applicable federal long-term interest rate accrued on deferred compensation. In the case of Mr. Martin in 2001, the amount shown includes $8,114 of such excess interest and $50,518 in value attributed to use of the Company's aircraft by him.

(4) During 2001, 2000 and 1999, Mr. Martin also served as an executive officer of Tremont and TIMET. Mr. Martin is expected to continue to serve as an executive officer of NL, TIMET and Tremont in 2002 and to be compensated directly by NL for services to NL and by TIMET for services to TIMET and Tremont. Mr. Martin is expected to continue to devote approximately one-half of his working time to his duties as President and Chief Executive Officer of NL. See "Certain Relationships and Transactions."

(5) "All Other Compensation" amounts represent (i) matching contributions made or accrued by the Company pursuant to the savings feature of the Savings Plan, (ii) retirement contributions made or accrued by the Company pursuant to the Savings Plan, (iii) life insurance premiums paid by the Company, and (iv) amounts accrued by the Company under the Supplemental Executive Retirement Plan ("SERP") for 2000 and 1999, and paid by the Company under the SERP in 2001. See "Compensation Committee's Report on Executive Compensation" and "Certain Relationships and Transactions - Distribution of Accrued SERP Amounts."

                                      Year      Martin    Wigdor   Alderton    Garten     Hardy
                                      ----      ------    ------   --------    ------     -----

      Savings Match ($)               2001       6,800     6,800      6,800     6,800     6,800
                                      2000      10,200    10,200     10,200    10,200    10,200
                                      1999       6,400     6,400      6,400     6,400     6,400

      Retirement Contribution ($)     2001      12,240    14,110      9,350     9,350     6,800
                                      2000      12,240    14,110      9,350     9,350     6,800
                                      1999       9,920    11,680      7,200     7,200     4,800

      Life Insurance ($)              2001         -0-    10,248        962     2,909     1,018
                                      2000         -0-     9,328        962     2,302       861
                                      1999         -0-     6,493        924     1,827       801

      SERP ($)                        2001     133,000    320,500    62,370    74,250    79,250
                                      2000      74,400     98,400    28,067    78,400    20,200
                                      1999     109,000    146,500    38,420    54,000    22,530

(6)     Ms. Alderton left the Company's employment in February 2002.

Stock Option Grants

        The following table provides information with respect to the individual stock option grants to the persons named in the Summary Compensation Table set forth above under the 1998 Incentive Plan during fiscal year 2001.


                                 OPTION GRANTS IN LAST FISCAL YEAR(4)


                         Number of       Percent of Total  Exercise             Potential Realizable
                         Securities      Options Granted    or Base             Value at Assumed Rates
                      Underlying Options  to Employees     Price(2)  Expiration  of Stock Appreciation
        Name           Granted (#)(1)    in Fiscal Year    ($/Share)    Date      for Option Term (3)
        ----          ------------------ --------------    --------- ----------  ----------------------
                                                                                 5%($)      10%($)
                                                                                 ------     -------
J. Landis Martin          100,000           21.1%          $20.11     2/7/11     1,264,707   3,205,016
Lawrence A. Wigdor        100,000           21.1%          $20.11     2/7/11     1,264,707   3,205,016
Susan E. Alderton          50,000           10.5%          $20.11     2/7/11       632,354   1,602,508
David B. Garten            50,000           10.5%          $20.11     2/7/11       632,354   1,602,508
Robert D. Hardy            50,000           10.5%          $20.11     2/7/11       632,354   1,602,508

(1) Grants of options to purchase shares of Common Stock under the Incentive Plan vest over five years from the date of grant, at a rate of 40% on the second anniversary of the date of grant, and 20% on each of the next three succeeding anniversary dates. The options expire on the tenth anniversary date of the date of grant.

(2) Exercise price is equal to the mean of the high and low prices of the Common Stock on the New York Stock Exchange Composite Tape on the date of grant.

(3) Pursuant to the rules of the Commission, these amounts reflect the calculations at assumed 5% and 10% annual appreciation rates. Such calculations are not intended to forecast future appreciation, if any, and do not necessarily reflect the actual value, if any, that may be realized. The actual value of such options, if any, would be realized only upon the exercise of such options and depends upon the future performance of the Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved. The potential realizable value was computed as the difference between the appreciated value (at the end of the ten-year term of the options) of the Common Stock into which the listed options are exercisable and the aggregate exercise price of such options. The appreciated value per share at the end of the ten-year term would be $32.76 and $52.16 at the assumed 5% and 10% rates, respectively, with respect to options granted to named executive officers.

(4) As a director, Harold C. Simmons was granted an option to purchase 2,000 shares of Common Stock representing 0.4% of the total options granted to employees during the fiscal year at an exercise price of $20.513, representing the average of the high and low sales prices of Common Stock on the New York Stock Exchange Composite Tape on the date of the grant. The option became exercisable one year after the date of grant, expires 2/1/06, and has a potential realizable value at an assumed 5% and 10% rate of stock appreciation of $11,353 and $25,069, respectively. See "Compensation of Directors and Executive Officers and Other Information - Compensation of Directors."

Stock Option Exercises and Holdings

        The following table provides information with respect to the persons named in the Summary Compensation Table, as set forth above, concerning the exercise of options during the last fiscal year and the value of unexercised options held as of December 31, 2001. None of such persons exercised options during 2001 as shown in the table below. No stock appreciation rights have been granted under the Incentive Plans.


                AGGREGATED OPTION EXERCISES IN 2001 AND 12/31/01 OPTION VALUES


                                                        Number of
                                                        Securities          Value of Unexercised,
                                                    Underlying Unexercised  In-the-Money Options
                          Shares                      Options at 12/31/01       at 12/31/01
                        Acquired on    Value          (Exercisable/            (Exercisable/
          Name          Exercise (#)  Realized ($)  Unexercisable)(#)(1)    Unexercisable) ($)(1)
          ----          ------------  ------------  ----------------------  ---------------------

J. Landis Martin            -0-           -0-        228,600 / 325,400        216,939 / 233,659
Lawrence A. Wigdor          -0-           -0-        163,600 / 310,400        118,549 / 227,914
Susan E. Alderton           -0-           -0-         63,000 / 140,000         57,435 / 101,558
David B. Garten             -0-           -0-         93,000 / 149,000        101,945 / 107,303
Robert D. Hardy             -0-           -0-         43,000 / 116,000         45,124 /  87,847



(1) Mr. Harold Simmons did not exercise any options during 2001. At 12/31/01, he had 6,000 exercisable options and 2,000 unexercisable options. The value of his exercisable and unexercisable in-the-money options at 12/31/01 was $7,160 and $0, respectively.

Pension Plan

        The Retirement Program of NL Industries, Inc. for its U.S. employees (the "Pension Plan") provides lifetime retirement benefits to eligible employees. In 1996, the Company approved the suspension of all future accruals under the salaried component of the Pension Plan. The Pension Plan covers each person named in the Summary Compensation Table set forth above. No amounts were paid or distributed to any of such persons in 2001. The estimated accrued annual benefits payable under the Pension Plan upon retirement at normal retirement age for Dr. Wigdor, Ms. Alderton, and Messrs. Martin, Garten, and Hardy are $29,439, $34,419, $50,277, $26,410, and $12,348, respectively.

Severance Agreements

        Mr. Martin had an executive severance agreement with the Company which expired in December 2001. The agreement provided that he could be terminated at any time by action of the Board of Directors. The executive severance agreement also provided that the following payments would be made to Mr. Martin in the event Mr. Martin's employment was terminated by the Company without cause (as defined in the agreement) or Mr. Martin terminated his employment with the Company for good reason (as defined in the agreement): (i) two times Mr. Martin's annual base salary plus target bonus (which target bonus would not be less than the amount of his annual salary); (ii) accrued salary and bonus through the date of termination; and (iii) certain other benefits.

         Dr. Wigdor has an executive severance agreement with the Company which provides that he may be terminated at any time by action of the Board of Directors. The executive severance agreement also provides that the following payments shall be made to Dr. Wigdor in the event Dr. Wigdor's employment is terminated by the Company without cause (as defined in the agreement) or Dr. Wigdor terminates his employment with the Company for good reason (as defined in the agreement): (i) the greater of two times Dr. Wigdor's annual base salary plus target bonus (which target bonus shall not be less than the amount of his annual salary) or Dr. Wigdor's actual salary and bonus for the two years prior to termination; (ii) accrued salary and bonus through the date of termination;
(iii) an amount in cash or Common Stock equal to the fair market value of outstanding stock options granted to Dr. Wigdor in excess of the exercise price and unvested restricted stock grants; (iv) an amount equal to unvested Company contributions together with an amount equal to the Company's matching contributions to Dr. Wigdor's account under the Savings Plan for a period of two years; (v) an amount equal to the vested and unvested portions of Dr. Wigdor's account under the SERP; and (vi) certain other benefits. This agreement is automatically extended for a one-year term commencing each January 1, unless the Company and Dr. Wigdor agree otherwise in writing.


                           INDEPENDENT AUDITOR MATTERS

        Independent Auditors. The firm of PricewaterhouseCoopers LLP served as NL's independent auditor for the year ended December 31, 2001, and has been appointed to review NL's quarterly unaudited consolidated financial statements to be included in its Quarterly Reports on Form 10-Q for the first three quarters of 2002 and to audit NL's annual consolidated financial statements for the year ending December 31, 2002. Representatives of PricewaterhouseCoopers LLP are not expected to attend the Meeting.

        Audit Committee Report. NL's management is responsible for preparing NL's consolidated financial statements in accordance with accounting principles generally accepted in the United States. NL's independent auditors, Pricewaterhouse Coopers LLP, are responsible for auditing NL's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. Our responsibility as NL's Audit Committee is to monitor and review these auditing, accounting and financial reporting processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing. We have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of PricewaterhouseCoopers LLP included in their report on the Company's financial statements.

         We have reviewed and discussed NL's audited consolidated financial statements for the year ended December 31, 2001 with NL's management and PricewaterhouseCoopers LLP. We discussed with PricewaterhouseCoopers LLP the matters required by Statement on Auditing Standards No. 61 ("Communication with Audit Committees"), received from PricewaterhouseCoopers LLP written disclosures required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") and discussed with PricewaterhouseCoopers LLP its independence. We also considered whether provision by PricewaterhouseCoopers LLP of non-audit services to NL and its subsidiaries is compatible with such auditor's independence. Additionally, we discussed with NL's management and PricewaterhouseCoopers LLP such other matters as we deemed appropriate. Based on our review of NL's audited consolidated financial statements and our discussions with NL's management and PricewaterhouseCoopers LLP, we recommended to the Board of Directors that NL's audited consolidated financial statements for the year ended December 31, 2001 be included in NL's Annual Report on Form 10-K for the year ended December 31, 2001, which has been filed with the Commission.

   Kenneth R. Peak       Ann Manix          General Thomas P. Stafford (retired)
     Chairman of the       Member of the       Member of the
     Audit Committee       Audit Committee     Audit Committee

        Audit and Other Fees. The aggregate fees that PricewaterhouseCoopers LLP has billed or is expected to bill to the Company for services rendered for 2001 for audit fees is $512,911. The amount for audit fees includes, without duplication, (a) fees for the audit of the Company's consolidated financial statements for the year ended December 31, 2001, (b) reviews of the unaudited quarterly consolidated financial statements appearing in the Company's Form 10-Q for each of the first three quarters of 2001, and (c) the estimated out-of-pocket costs PricewaterhouseCoopers LLP incurred in such audits and reviews. The Company reimburses PricewaterhouseCoopers LLP for such out-of-pocket costs.

        Financial Information Systems Design and Implementation

        No fees were billed or expected to be billed by PricewaterhouseCoopers LLP for services performed in 2001 for financial information systems design and implementation.

        All Other Fees

        The aggregate fees that PricewaterhouseCoopers LLP has billed or is expected to bill to the Company for services rendered for 2001 for fees other than audit fees is $124,476, primarily related to pension plan audits and tax consulting services.


                  COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

        The Company's Management Development and Compensation Committee (the "MDC Committee") consists of individuals who are neither officers nor employees of the Company or its subsidiaries and who are not eligible to participate in any of the employee benefit plans administered by the MDC Committee.

        The MDC Committee annually reviews and recommends compensation policies and practices related to the Company's executive officers, including the Chief Executive Officer (the "CEO"). The MDC Committee also was responsible for reviewing and approving all compensation actions during 2001, including stock-based compensation, involving the Company's executive officers. However, any action in connection with the CEO's base salary is reviewed and approved by the Board after recommendation by the MDC Committee.

        The Company's executive compensation system with respect to its executive officers, including the CEO, generally consists of three primary components: base salary, annual variable compensation provided by the Variable Compensation Plan, and the grant of stock options, restricted stock and/or stock appreciation rights. Through the use of the foregoing, the Committee seeks to achieve a balanced compensation package that will attract and retain high-quality key executives, appropriately reflect each such executive officer's individual performance, contributions, and general market value, and provide further incentives to the officers to maximize annual operating performance and long-term shareholder value.

Base Salaries

        The MDC Committee reviews recommendations by the CEO regarding changes in base salaries for executive officers, including the CEO. These recommendations are made by the CEO after consultation with the Chairman of the Board. When recommendations regarding changes in base salary levels are made by the CEO, the MDC Committee may take such actions, including any modifications, as it deems appropriate. The CEO's recommendations and the MDC Committee's actions in 2001 were based primarily on a subjective evaluation of past and potential future individual performance and contributions, and alternative opportunities that might be available to the executives in question. The Committee also had available to it compensation data from companies employing executives in positions similar to those whose salaries were being reviewed as well as, with respect to certain executives, compensation information for executives in general with similar skills, background and performance levels, both inside and outside of the chemicals industry (such companies may have included companies contained in the peer group index plotted on the Performance Graph following this report), and other companies with similar financial and business characteristics as the Company, or where the executive in question has similar responsibilities. In 2001, the MDC Committee approved a base annual salary increase for Ms. Alderton from $325,000 to $350,000, a base annual salary increase for Mr. Garten from $325,000 to $425,000, and a base annual salary increase for Mr. Hardy from $275,000 to $300,000. Ms. Alderton subsequently left the Company's employment in February 2002. In approving these increases, the MDC Committee reviewed the recommendations of the CEO and an independently prepared compensation survey report. The MDC Committee also considered the Chairman of the Board's approval of these increases and the fact that the Company had performed well in fiscal 2000 as compared to its operating targets. The CEO's base salary, which was not changed in 2001, was not set based on any specific relationship to Company performance.

        No action was taken with respect to the base salaries of any of the other named executive officers of the Company during 2001.

Variable Compensation Plan

        Awards under the Variable Compensation Plan constitute a significant portion of an executive's potential annual cash compensation (between 0% and 150% of base salary for the CEO and executive officers). Awards are based on Kronos achieving annual predetermined operating income goals. The Company's management makes recommendations to the Board regarding the operating income plan for the year after reviewing market conditions and the Company's operations, competitive position, marketing opportunities, and strategies for maximizing financial performance. The Board approves this recommendation with modifications it deems appropriate. Based on the business plan for the year, the MDC Committee sets the Company's and its business segment's operating income goals at three levels which are designed to help focus the Company's executives on achieving superior annual operating results in light of existing conditions: a threshold level, which is the minimum operating income level for any award to be made under the Variable Compensation Plan (the "Minimum Level"), a target level (the "Target Level"), and a maximum level (the "Maximum Level"). The Variable Compensation Plan, in combination with base salary, is designed to result in executive officers and other eligible participants receiving annual cash compensation below competitive compensation levels if the Minimum Level is not achieved.

        Pursuant to the Variable Compensation Plan, if operating income is below the Minimum Level, no variable compensation is paid. If the Minimum Level is met, executive officers are eligible to receive a variable compensation payment of 50% of base salary. If the Target Level is reached, the variable compensation payment is 100% of base salary. If the Maximum Level is reached or exceeded, executives are eligible to receive a variable compensation payment of 150% of base salary. In view of the achievement of operating income above the Target Level during 2001, the MDC Committee in 2002 approved Target Level payments under the Variable Compensation Plan to the executive officers, including the CEO. Such awards to the CEO and the four other highest paid executive officers under the Variable Compensation Plan are reported in the bonus column in the Summary Compensation Table set forth above. In addition, Target levels for operating income performance were utilized by the MDC Committee and the Board, as applicable, for determining the contributions by the Company to the accounts of eligible participants, including the CEO and the executive officers, under the Savings Plan, the Pension Plan, and the SERP.

Stock-Based Compensation

        The 1998 Incentive Plan further supports the goal of maximizing long-term shareholder value by providing for stock-based compensation, the value of which is directly related to increases in shareholder value. Stock option grants, in particular, are considered a significant element of the Company's total compensation package for the CEO and the other executive officers of the Company. The Committee believes that compensation linked to stock price performance helps focus the executives' attention on management of the Company from the shareholders' perspective.

        Option grants are intended to provide incentives to increase shareholder value in the future and to reward past performance by the executive. In 2001, the MDC Committee reviewed recommendations by the CEO regarding option grants to executive officers other than the CEO. Options were granted to executive officers, including the CEO, in the MDC Committee's discretion based on a subjective evaluation regarding each executive's performance and responsibilities. In 2001, the MDC Committee included in its determination regarding the number of options to be granted to each executive officer, including the CEO, the amount and terms of options already held by such officers. Grants made in 2001 are reported in the Option Grants in Last Fiscal Year Table set forth above.

        To help assure a focus on long-term creation of shareholder value, the MDC Committee granted ten year options, which vest 40%, 60%, 80% and 100% on the second, third, fourth and fifth anniversary dates of the date of grant, respectively. Although permitted under the Incentive Plan, the MDC Committee in 2001 did not make or recommend any grants of restricted stock, stock appreciation rights or other equity-based awards.

Special Discretionary Bonuses

        Apart from the Variable Compensation Plan, the MDC Committee may award other bonuses as the Committee deems appropriate from time to time under its general authority or under a separate discretionary plan. During 2001, the Committee made awards to Ms. Alderton of $200,000, Mr. Garten of $100,000, and Mr. Hardy of $250,000 in recognition of their performance during the year. In addition during 2001, the Committee awarded Dr. Wigdor $1,500,000 in recognition of his performance during 2000 and $600,000 in recognition of his performance in 2001. Such awards are reported in the bonus column in the Summary Compensation Table set forth above.

SERP Distribution

        In 2001, the Committee determined that the Company would distribute to participants in the SERP the accrued balance in each participant's account, and that future benefits under the SERP would be paid to participants as accrued, thus reducing the Company's interest costs. See "Certain Relationships and Transactions - Distribution of Accrued SERP Amounts."

Tax Code Limitation on Executive Compensation Deductions


        The Internal Revenue Code imposes a $1 million deduction limit on compensation paid to the CEO and the four other most highly compensated executive officers of public companies, subject to certain exceptions for compensation received pursuant to non-discretionary performance-based plans approved by such company's shareholders. The Company's Variable Compensation Plan and 1998 Incentive Plan, which have been approved by the Company's shareholders, permit variable compensation paid or awards or grants made to executives pursuant to such plans to qualify for deductibility by the Company. In addition, executive compensation is generally structured to attempt to minimize the impact of the deduction limit.


        The foregoing report on executive compensation has been furnished by the Company's MDC Committee of the Board of Directors.

                             Mr. Kenneth R. Peak (Chairman)
                             General Thomas P. Stafford (Retired)

                                PERFORMANCE GRAPH

        Set forth below is a line graph comparing the yearly change in the cumulative total shareholder return on the Common Stock against the cumulative total return of the S & P Composite 500 Stock Index and the S & P Chemicals Index for the period commencing December 31, 1996 and ending December 31, 2001. The graph shows the value at December 31 of each year assuming an original investment of $100 and reinvestment of dividends and other distributions to shareholders.

        [GRAPHIC OMITTED - GRAPH DESCRIPTION] a line graph plotting the points shown in the chart below which compares the yearly percentage change in the cumulative total shareholder return on the Common Stock against the cumulative total return of the S&P Composite 500 Stock Index and S & P Chemical Index for the period commencing December 31, 1996 and ending December 31, 2001.


                              1996     1997     1998     1999     2000    2001
                              ----     ----     ----     ----     ----    ----
         NL Industries, Inc.  $100     $125     $131     $141     $235    $155
         S & P 500            $100     $133     $171     $208     $189    $166
         S & P Chemicals      $100     $123     $112     $146     $122    $120




                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

Relationships with Related Parties

        As set forth under the caption "Security Ownership," Harold C. Simmons, through Valhi and Tremont, may be deemed to control NL. The Company and other entities that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties, and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly-held equity interest in another related party. The Company from time to time considers, reviews and evaluates, and understands that Contran, Valhi and related entities consider, review and evaluate, such transactions. Depending upon the business, tax and other objectives then relevant, including, without limitation, restrictions under certain indentures and other agreements of the Company, it is possible that the Company might be a party to one or more such transactions in the future. It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

        Harold C. Simmons and Glenn R. Simmons, each a director of NL, are also directors and executive officers of Valhi and Contran. Each of the foregoing persons and Mr. Martin and General Stafford are directors of Tremont. Mr. Martin, the Company's President and Chief Executive Officer, serves as an executive officer and director of Tremont and TIMET. General Stafford and Glenn
R. Simmons serve as directors of TIMET. Glenn R. Simmons also serves as Chairman of the Board of Keystone and CompX. Mr. Watson, a director and Assistant Secretary of NL, is also an executive officer of Contran and Valhi and a director of Valhi, Contran, Tremont, TIMET, Keystone and CompX. Ms. Manix is a director of CompX. Mr. Garten and Mr. Watson serve as assistant secretaries of Tremont, and Mr. Hardy serves as assistant treasurer of Tremont and TIMET. Such persons served in their current capacities in 2001 and expect to continue to serve in their current capacities in 2002. Such management interrelationships and the existing intercorporate relationships may lead to possible conflicts of interest. These possible conflicts may arise from the duties of loyalty owed by persons acting as corporate fiduciaries of two or more companies under circumstances where such companies may have adverse interests. Mr. Martin devotes approximately one-half of his working time to NL and the remainder of his working time to TIMET and Tremont. See "Certain Contractual Relationships and Transactions" below.

        Although no specific procedures are in place that govern the treatment of transactions among the Company, Valhi, TIMET, Tremont and related entities, the boards of directors of each of the Company, Valhi, TIMET and Tremont include one or more members who are not officers or directors of any other entity that may be deemed to be related to the Company. Additionally, under applicable principles of law, in the absence of shareholder ratification or approval by directors of the Company who may be deemed disinterested, transactions involving contracts among the Company and any other companies under common control with the Company must be fair to all companies involved. Furthermore, each director and officer of the Company owes fiduciary duties of good faith and fair dealing with respect to all shareholders of the company or companies for which they serve.

Certain Contractual Relationships and Transactions

        Intercorporate Services Agreements. The Company and Contran are parties to an intercorporate services agreement (the "Contran ISA") whereby Contran makes available to the Company (i) the services of Harold C. Simmons to consult with the Company and assist in the development and implementation of the Company's strategic plans and objectives, (ii) certain management, financial and administration services, and (iii) certain insurance and risk management services to the Company, and the Company provides to Contran certain administrative support services. The services provided by Contran do not include major corporate acquisitions, divestitures and other special projects outside the scope of the Company's business as it has been conducted in the past. NL paid total net fees of approximately $1,195,000 in 2001 for services pursuant to the Contran ISA (of which approximately $950,000 was attributable to the services of Mr. Simmons) and expects to pay a slightly higher amount in 2002 for such services. The Company paid fees of $950,000 under the Contran ISA in each of 2000 and 1999 attributable to the services of Mr. Simmons. The Contran ISA is subject to automatic renewal and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end. The Company will continue to pay directors' fees and expenses separately to Harold C. Simmons, Glenn R. Simmons, and Steven L. Watson. See "Compensation of Directors and Executive Officers and Other Information" above.

        The Company and Tremont are parties to an intercorporate services agreement (the "Tremont ISA") whereby the Company made available to Tremont certain services with respect to Tremont's tax compliance and consulting needs and use of the Company's corporate aircraft. Tremont paid fees of approximately $135,131 to the Company pursuant to the Tremont ISA during 2001. The Tremont ISA is subject to automatic renewal and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end.

         The Company and TIMET are parties to an intercorporate services agreement (the "TIMET ISA") whereby the Company made available to TIMET certain services with respect to TIMET's tax compliance and consulting needs and use of the Company's corporate aircraft. TIMET paid fees of approximately $436,358 pursuant to the TIMET ISA during 2001. The TIMET ISA is subject to automatic renewal and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end.

        The Company and CompX were parties to an intercorporate services agreement (the "CompX ISA") whereby the Company made available to CompX certain services with respect to CompX's occupancy, accounting, computer support and internal audit needs. CompX paid fees of approximately $23,245 for services pursuant to the CompX ISA during 2001. The CompX ISA was terminated in the first quarter of 2001.

        Insurance Sharing Agreement. Tall Pines Insurance Company ("Tall Pines"), a wholly owned captive insurance company of Tremont, has assumed the obligations of the issuer of certain reinsurance contracts that relate to primary insurance policies issued by a third-party insurance company in favor of Tremont and the Company. The Company and Tall Pines are parties to an insurance sharing agreement with respect to such reinsurance contracts (the "Insurance Sharing Agreement"). Under the terms of the Insurance Sharing Agreement, the Company will reimburse Tall Pines with respect to certain loss payments and reserves established by Tall Pines that (a) arise out of claims against the Company and its subsidiaries (the "NL Liabilities"), and (b) are subject to payment by Tall Pines under its reinsurance contracts with the third-party insurance company. Also pursuant to the Insurance Sharing Agreement, Tall Pines is to credit the Company with respect to certain underwriting profits or recoveries that Tall Pines receives from independent reinsurers that relate to the NL Liabilities. As of December 31, 2001, the Company had current accounts payable to Tall Pines of approximately $552,741 with respect to such Agreement. At December 31, 2001, the Company had $1.7 million of restricted cash equivalents that collateralized letters of credit relating to the NL Liabilities issued and outstanding on behalf of Tall Pines pursuant to the Insurance Sharing Agreement.

        Insurance Matters. Tall Pines, Valmont Insurance Company ("Valmont") and EWI RE, Inc. ("EWI, Inc.") provide for or broker certain of the Company's, its joint venture's and its affiliates' insurance policies. Valmont is a wholly owned captive insurance company of Valhi. During 2001, one of the daughters of Harold C. Simmons and a wholly owned subsidiary of Contran owned, directly or indirectly, 57.8% and 42.2%, respectively, of the outstanding common stock of EWI, Inc. and of the membership interests of EWI, Inc.'s management company, EWI RE, Ltd. (collectively with EWI, Inc., "EWI"). Through December 31, 2000, a son-in-law of Harold C. Simmons, managed the operations of EWI. Subsequent to December 31, 2000, pursuant to an agreement that terminates on December 31, 2002, such son-in-law provides advisory services to EWI as requested by EWI, for which the son-in-law is paid $11,875 per month and receives certain other benefits under EWI's benefit plans. Consistent with insurance industry practices, Tall Pines, Valmont and EWI receive commissions from the insurance and reinsurance underwriters for the policies that they provide or broker. The Company and its joint venture paid approximately $10.1 million in 2001 for policies provided or brokered by Tall Pines, Valmont and EWI. These amounts principally included payments for reinsurance and insurance premiums paid to unrelated third parties, but also included commissions paid to Tall Pines, Valmont and EWI. In the Company's opinion, the amounts that the Company paid for these insurance policies and the allocation among the Company and its affiliates of relative insurance premiums are reasonable and similar to those they could have obtained through unrelated insurance companies and/or brokers. The Company expects that these relationships with Tall Pines, Valmont and EWI will continue in 2002.

        In January 2002, the Company purchased EWI from its previous owners for an aggregate cash purchase price of approximately $9 million, and EWI became a wholly owned subsidiary of the Company. The purchase was approved by a special committee of the Company's Board of Directors consisting of two of its independent directors, and the purchase price was negotiated by the special committee based upon its consideration of relevant factors, including but not limited to, due diligence performed by independent consultants and an appraisal of EWI conducted by an independent third party selected by the special committee.

        Tremont Registration Rights Agreement. In connection with the 1991 purchase by Tremont of 7.8 million shares of Common Stock from Valhi, the Company entered into a Registration Rights Agreement pursuant to which Tremont received certain registration rights with respect to the purchased shares. The agreement expired in December 2001.

        Tax Sharing Agreement. Effective January 1, 2001, the Company and its qualifying subsidiaries will be included in the consolidated United States federal tax return of Contran (the "Contran Tax Group"). As a member of the Contran Tax Group, the Company is a party to a tax sharing agreement (the "Contran Tax Agreement"). The Contran Tax Agreement provides that the Company compute its provision for U.S. income taxes on a separate-company basis using the tax elections made by Contran. Pursuant to the Contran Tax Agreement and using the tax elections made by Contran, the Company will make payments to or receive payments from Valhi in amounts it would have paid to or received from the Internal Revenue Service had it not been a member of the Contran Tax Group. Refunds are limited to amounts previously paid under the Contran Tax Agreement unless the Company was entitled to a refund from the U.S. Internal Revenue Service on a separate-company basis. At December 31, 2001, the Company had a $2.2 million receivable from Valhi pursuant to the terms of the Contran Tax Agreement.

        Investment in Tremont. During 2000 the Company purchased 1,000,000 shares of Tremont Common Stock in market transactions for an aggregate of $26 million. Before the close of business on December 31, 2000, the Company held 16% of the outstanding Tremont Common Stock, including approximately 36,000 shares previously held by the Company, and Valhi held an additional 64% of the outstanding Tremont Common Stock. Effective with the close of business on December 31, 2000, the Company contributed substantially all of its Tremont Common Stock, and Valhi contributed all of its Tremont Common Stock, to a newly formed company, TGI, in return for a 20% and 80% respective ownership interest in TGI. After the contributions, TGI held the 80% of Tremont Common Stock previously owned by the Company and Valhi. The Company's stock of TGI is redeemable at the option of the Company for fair value based upon the value of the underlying Tremont Common Stock.

        Tremont Loan Agreement. In February 2001, NL Environmental Management Services, Inc., ("EMS") a majority-owned subsidiary of the Company, made a revolving loan of $13.4 million to Tremont. The amount available under the revolving loan is reduced from the original principal amount by $250,000 each quarter beginning June 30, 2001, bears interest of 2% above the prime rate, carries a commitment fee of 1/2 of 1% per annum of the unused line and is due March 31, 2003. The loan is collateralized by 10.2 million shares of NL Common Stock owned by Tremont. The creditworthiness of Tremont is dependent in part on the value of the Company as Tremont's interest in the Company is one of Tremont's more substantial assets. At December 31, 2001, the outstanding loan balance was $12.7 million.

        Trust Loan Agreement. In May 2001, a wholly owned subsidiary of EMS loaned $20 million to the Harold C. Simmons Family Trust No. 2 (the "Family Trust") under a $25 million revolving credit agreement. The loan was approved by special committees of the Company's and EMS's Boards of Directors. The loan bears interest at the prime rate (6% at December 31, 2001), is due on demand upon sixty days notice and is collateralized by 13,749 shares, or approximately 35%, of Contran's outstanding Class A voting common stock and 5,000 shares, or 100%, of Contran's Series E Cumulative preferred stock, both of which are owned by the Family Trust. The value of this collateral is dependent in part on the value of the Company as Contran's interest in the Company, through its beneficial ownership of Valhi, is one of Contran's more substantial assets. At December 31, 2001, $5 million was available for additional borrowing by the Family Trust. At December 31, 2001, the outstanding loan balance was $20 million.

        Distribution of Accrued SERP Amounts. In 2001, the MDC Committee directed that the Company amend the SERP to provide for the distribution of the accrued balance in each SERP participant's account and the payment of future SERP benefits to participants as accrued, thus reducing the Company's interest costs. In connection with the amendment, the Company paid $1,761,661, $195,986,

$1,739,924,  $481,164,  and $176,692,  to Dr. Wigdor, Ms. Alderton,  and Messrs.
Martin, Garten and Hardy, respectively, which represented the accrued vested balance in each of their SERP accounts with interest. These accrued amounts were previously reported as compensation in the years accrued as discussed in Note 5 to the Summary Compensation Table.


                  SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

        In order to be included in the Company's 2002 Proxy Statement and form of proxy, shareholder proposals for the 2002 Annual Meeting of Shareholders must be received at the principal executive offices of the Company, 16825 Northchase Drive, Suite 1200, Houston, Texas 77060, Attention: Mr. David B. Garten, Secretary, not later than December 15, 2002. All such proposals shall be treated in accordance with applicable rules administered by the Commission.


                  2001 ANNUAL REPORT ON FORM 10-K; HOUSEHOLDING

        A copy of the Company's 2001 Annual Report on Form 10-K, as filed with the Commission, may be obtained without charge by writing: Investor Relations Department, NL Industries, Inc., 16825 Northchase Drive, Suite 1200, Houston, Texas 77060. The Annual Report on Form 10-K may also be accessed on the Company's website at www.nl-ind.com. The SEC recently approved a new rule concerning the delivery of annual reports and proxy statements. It permits a single set of these reports to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. In accordance with a notice sent earlier this year to certain beneficial shareholders who share a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address gave contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, please contact the company at the above address or call (281) 423-3332.


                                  OTHER MATTERS

        The Board does not know of any business except as described above which may be presented for consideration at the Annual Meeting. If any business not described in this Proxy Statement should properly come before the Annual Meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on those matters in accordance with their best judgment.

                                                   NL INDUSTRIES, INC.



Houston, Texas
March 28, 2002

                               NL INDUSTRIES, INC.

                       16825 NORTHCHASE DRIVE, SUITE 1200
                              HOUSTON, TEXAS 77060

              PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 8, 2002

The undersigned hereby appoints David B. Garten and Robert D. Hardy and each of them, the proxy and attorney-in-fact for the undersigned, with full power of substitution in each, to represent the undersigned and to vote on behalf of the undersigned at the Annual Meeting of Shareholders of NL Industries, Inc. to be held on May 8, 2002, and at any adjournment or postponement of such meeting (the "Annual Meeting"), all shares of Common Stock of NL Industries, Inc. standing in the name of the undersigned or which the undersigned may be entitled to vote on the matters described on the reverse side.

THIS PROXY IS SOLICITED  ON BEHALF OF THE BOARD OF  DIRECTORS OF NL  INDUSTRIES,
INC.

You are encouraged to specify your voting choices by marking the appropriate boxes on the reverse side of this card but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The above-named proxies cannot vote your shares unless you sign, date and promptly return this card. Please use the enclosed return envelope. This proxy may be revoked by a proxy accepted at a later date or otherwise as set forth in the NL Industries, Inc. Proxy Statement that accompanied this proxy card.



                                                                  SEE REVERSE
                                                                      SIDE

/X/          Please mark your vote as in this example

This proxy, if properly executed, will be voted as specified below by the shareholder. If no direction is given, this proxy will be voted "FOR" all nominees for Director listed below.

The Board of Directors recommends a vote "FOR" all nominees for Director listed below.

1.   Election of Directors.

     For Withheld Election of Directors.
     / /   / /      Nominees:  01. Ann Manix,  02. J. Landis  Martin,
                    03. George  E.  Poston,  04.  Glenn R.  Simmons,
                    05. Harold C. Simmons, 06. General Thomas P. Stafford, and 07. Steven L. Watson


Withhold authority to vote for the following individual nominees:

-----------------------------------------------------------------

2.    In their  discretion,  proxies  are  authorized  to vote upon  other  such
      business  as  may  properly   come  before  the  Annual   Meeting  or  any
      adjournments or postponements thereof.


                              Please sign exactly as shareholder's name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign full corporate or partnership name and sign authorized person's name and title.

                              The undersigned shareholder hereby revokes all proxies heretofore given by the undersigned to vote at the Annual Meeting or any adjournments or postponements thereof.


                              --------------------------------------------------


                              --------------------------------------------------
                              SIGNATURE(S)                           DATE

Dear Stockholder:

NL Industries, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically, you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1.        To vote over the Internet:

          Log    on    to    the     Internet    and    go    the    Web    site
          http://www.eproxyvote.com/nl. Internet voting will be available until 12:01 A.M. on May 8, 2002.

2.        To  vote  over  the  telephone:

          On a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, seven days a week. Telephone voting will be available until 12:01 A.M. on May 8, 2002.

          Non-U.S. stockholders should call 1-201-536-8073

Your electronic vote authorizes the named Proxies in the same manner as if you marked, signed, dated and returned the proxy card. If you vote your shares electronically, do not mail back your proxy card.

                  Your vote is important. Thank you for voting.